                                                                    EXHIBIT 99.2


                      (The Nasdaq Stock Market Letterhead)



By Facsimile and Overnight Mail

October 8, 2003

Mr. W. Michael Smith
Executive Vice President and Chief Financial Officer
Minorplanet Systems, Inc.
1155 Kas Drive, Suite 100
Richardson, TX  75081

Re:      Minorplanet Systems, Inc. (the "Company")
         Nasdaq Symbol:  MNPL

Dear Mr. Smith:

On October 11, 2002, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until April 9, 2003, to regain compliance with the Rule. Furthermore, on April 10, 2003, the Company was provided an additional 180 calendar days, or until October 7, 2003, to regain compliance with the Rule. The Company has not regained compliance in accordance with Marketplace Rule 4310(c)(i)(D).

However, Staff notes that the Company meets the initial listing requirements for The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A).1 Specifically, the Company qualifies with the $5 million stockholders' equity for the period ended May 31, 2003. As of May 31, 2003, the Company has stockholders' equity of $23,313,000. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 90 calendar days, or until January 6, 2004, to regain compliance.2 If, at anytime before January 6, 2004, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Staff will provide written notification that the Company complies with

----------

1 Marketplace Rule 4310(c)(a)(A) states that "[f]or initial inclusion, the issuer shall have (i) stockholders equity of $5 million; (ii) market value of listed securities of $50 million ...; or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal year or in two of the last three most recently completed fiscal years."

2 The 90 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 90 days period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

the Rule.3 If compliance with this Rule cannot be demonstrated by January 6, 2004, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

If you have any questions, please do not hesitate to contact me at (301)
978-8048.

Sincerely,


/s/ Marilyn Bacot
-----------------------------
Marilyn Bacot
Listing Analyst
Nasdaq Listing Qualifications

----------

3 Under certain circumstances, to ensure that the Company can sustain long-term compliance, Staff may require that the closing bid price equals $1.00 per share or greater for more than 10 consecutive business days, but, generally, not more than 20 consecutive business days before determining that the Company complies. In determining whether to monitor the bid price beyond 10 business days, Nasdaq will consider the following four factors:
     (i) margin of compliance; (ii) trading volume; (iii) the number of market makers and the size of their quotes; and, (iv) the trend of the price of the security.